Exhibit 8




Dated: 19 January 2005                                         EXECUTION COPY


Shareholders' Agreement


between


Pacific Century Diversified Limited
as the Shareholder


and


China Network Communications Group Corporation
(graphic omitted)
as China Netcom














Simmons & Simmons

THIS AGREEMENT is dated 19 January 2005 and made

BETWEEN:

(1) PACIFIC CENTURY DIVERSIFIED LIMITED, (the "Shareholder"), a company incorporated in the Cayman Islands with limited liability and whose registered office is at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands; and

(3)      CHINA NETWORK COMMUNICATIONS GROUP CORPORATION

         (graphic omitted), ("China Netcom"), a state-owned enterprise established under the laws of the People's Republic of China and whose registered office is at No.1 Beihuan Donglu, Beijing Development Area, Beijing 100176, PRC.

Background:

(A) The Company has agreed to issue and the Subscriber has agreed to subscribe for the Subscription Shares on the terms and subject to the conditions set out in the Subscription Agreement.

(B) The Shareholder has agreed to undertake, among other things, that it will not, prior to the first anniversary of the completion of the Subscription, sell the ordinary shares in the Company held by it to any third party.

THE PARTIES AGREE THAT:

1.       Definitions and Interpretation

1.1      Definitions

         In this Agreement (including the recitals above), the following expressions shall, unless the context requires otherwise, have the following meanings:

         "Business Day" means any day (excluding a Saturday) on which banks generally are open for business in Hong Kong.

         "Company" means PCCW Limited.

         "Completion" means completion of the Subscription Agreement.

         "Fund" means JL Strategic Fund, an exempted company incorporated in the Cayman Islands with limited liability.

         "HK$" means Hong Kong dollars, the lawful currency of Hong Kong.

         "Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

         "Listing Rules" means the Rules Governing the Listing of Securities on the Stock Exchange.

         "Other Substantial Shareholders" means Pacific Century Regional Developments Limited and Pacific Century Group Holdings Limited and "Other Substantial Shareholder" shall mean either of them, as the case may be.

         "Parties" means the named parties to this Agreement and their respective successors and permitted assigns and the expression "Party" shall be construed accordingly.

         "Relevant Shares" means the 167,656,824 Shares in which the Shareholder is, as at the date of this Agreement, interested or deemed to be interested for the purposes of Part XV of the SFO.

         "SFC" means the Securities and Futures Commission of Hong Kong.

         "SFO" means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

         "Shares" means ordinary shares of HK$0.25 each in the capital of the Company.

         "Stock Exchange" means The Stock Exchange of Hong Kong Limited.

         "Subscriber" means China Netcom Group Corporation (BVI) Limited, and shall include, where the context so requires, any Alternate Subscriber (as such term is defined in the Subscription Agreement).

         "Subscription" means the subscription for shares in the Company by the Subscriber on the terms and subject to the conditions set out in the Subscription Agreement.

         "Subscription Agreement" means an agreement of even date herewith between the Company, China Netcom and the Subscriber relating to the Subscription.

         "Takeovers Code" means the Hong Kong Code on Takeovers and Mergers.

1.2      Construction and Certain References

         In this Agreement:

         (A) references to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include each other such gender;

         (B) "person" includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

         (C) "company" includes any body corporate, wherever incorporated or existing; and

         (D) references to recitals, clauses, sub-clauses and schedules are references to the recitals, clauses and sub-clauses of, and schedules to, this Agreement.

1.3      Headings

         Headings are inserted for convenience only and shall not affect the interpretation of this Agreement.

2.       Undertakings Conditional

         The undertakings in clauses 5.1(B) and 6.3 are conditional on Completion.

3.       Consideration

         In consideration of the sum of HK$1.00 now paid by China Netcom to the Shareholder (receipt of which the Shareholder hereby acknowledges) the Shareholder undertakes to China Netcom the matters referred to in clause 5, 6 and 7 below.

4.       Representations and Warranties of the Shareholder

         The Shareholder hereby represents and warrants to China Netcom as follows:

         (A) It has the full right, power and authority to enter into, and to perform its obligations under, this Agreement and this Agreement constitutes its legal, valid and binding obligations enforceable in accordance with its terms.

         (B) It has obtained all governmental, regulatory or similar consents required to enter into, and to perform its obligations under, this Agreement.

         (C) The execution, delivery and performance by it of this Agreement does not and will not:

                  (1) violate the provisions of any laws, rules, regulations or orders as currently in effect to which it is subject;

                  (2) require the consent of its shareholders or of any other person;

                  (3) result in a material breach of any provision in its memorandum or articles of association or other constitutional documents or any other agreement to which it is a party;

                  (4) result in the breach of any order, judgement or decree of any court or governmental agency to which it is a party or by which it is bound.

         (D) Except for 162,947,224 of the Relevant Shares which are held by the Fund, it is, at the date of this Agreement, the registered holder and beneficial owner of (or is otherwise able to control the exercise of all rights attaching to, including the ability to exercise the voting rights) the Relevant Shares.

         (E) As at the date of this Agreement it is not the registered holder and beneficial owner of (or is otherwise able to control the exercise of all rights attaching to, including the ability to exercise the voting rights) any Shares other than the Relevant Shares.

5.       Non-disposal Undertaking

5.1 The Shareholder hereby irrevocably undertakes to China Netcom that it shall not, and it shall exercise such rights and powers as it may have (including, if such other person is required to comply with the same, giving instructions to such person) to procure, so far as it is able to do so, that no other person shall, directly or indirectly, offer, pledge, sell, contract to sell (whether or not subject to conditions), transfer, charge, encumber, grant or agree to grant any option over, right or warrant to purchase, lend or otherwise transfer, distribute (including, for the avoidance of doubt by way of dividend in specie) all or any of the Relevant Shares or interest, including without limitation any voting interest (collectively, "Transfer") in such Relevant Shares:

         (A)      on or before the date of Completion; and

         (B)      for a period of 12 months from the date of Completion.

5.2      The undertakings in clause 5.1 applies mutatis mutandis:

         (A) to any shares in the Company ("Shares") subsequently allotted to the Shareholder pursuant to a Bonus Issue or a Capitalisation Distribution. For the purposes of this clause, a "Bonus Issue" means an issue of Shares to the holders of Shares credited as fully paid up by way of capitalisation of profits or reserves (other than Shares issued in lieu of a cash dividend); and a "Capitalisation Distribution" means any distribution of assets to the holders of Shares in specie; and

         (B) to any Shares subsequently acquired by the Shareholder, including by way of purchases of existing Shares on-market or off-market, and any Shares allotted pursuant to any conversion rights or a Rights Issue, where a "Rights Issue" means an offer to holders of Shares of new shares by way of rights or otherwise or the offer or grant to holders of Shares of options, rights or warrants to subscribe or purchase new Shares.

5.3      The undertakings in clause 5.1 shall not apply to:

         (A) a Transfer of any Relevant Shares to which China Netcom has given its prior written consent;

         (B) the Transfer of any Relevant Shares by way of acceptance of any offer made by any third party for all the shares of the Company not already owned or agreed to be acquired by such third party or persons acting in concert with such third party (provided that for the purposes of this clause 5.3(B):

                  (1)   the publication of a scheme of arrangement under
                        Section 166A of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) providing for the acquisition by such third party or person acting in concert with such third party of the whole or any part of the shares of the Company (whether by way of transfer, or pursuant to a cancellation, of all or part of the shares of the Company) shall be deemed to be the making of an offer; and

                  (2) any person acting, or deemed to be acting, in concert (as such term is defined in the Takeovers Code) with the Shareholder shall not be taken to be a third party offeror);

         (C) the Transfer of any Relevant Shares by way of Repurchase, where a "Repurchase" means an offer or invitation made by the Company to all the holders of shares in the Company in accordance with the Takeovers Code;

         (D) the Transfer of any Relevant Shares to any company controlled by, or under common control with, the Shareholder, provided that the transferee shall first have entered into and delivered to China Netcom an undertaking in substantially the same form as this undertaking. For the purposes of this clause, an entity shall be considered to `control' another entity if the first entity has a right to exercise more than 50% of the votes exercisable at a general meeting of the latter entity or to appoint a majority of the board of directors of the latter entity;

         (E) a Transfer of any Relevant Shares pursuant to a placing and top-up subscription of Shares (provided that the Shareholder subscribes in full for such number of new Shares as are Transferred by it pursuant to such placing and top-up subscription);

         (F) the Transfer of a maximum of 4,322,000 Relevant Shares to the senior management of the Company in accordance with arrangements in place at the date of this Agreement between the Shareholder and such persons; and

         (G) a Transfer of any of the 162,947,224 Relevant Shares which are currently held by the Fund in circumstances where the manager of the Fund determines in its discretion and in accordance with the terms on which it is holding such of the Relevant Shares to dispose of any of such Relevant Shares, provided always that the Shareholder shall exercise such rights and powers as it may have (including, to the extent that the manager of the Fund is required to comply with the same, giving instructions to the manager of the Fund) to procure, so far as it is able to do so, that the manager does not transfer any of such Relevant Shares in the periods referred to in clauses 5.1(A) and (B) above.

6.                Undertaking to Vote

6.1 The Shareholder hereby irrevocably and unconditionally undertakes, represents and warrants to China Netcom that:

         (A) unless it is required to abstain from voting on such matters pursuant to the Listing Rules, the Takeovers Code or by the Hong Kong Stock Exchange or the SFC, it will, to the extent that it is permitted or able to do so, and having regard to its rights and obligations in relation to the Relevant Shares held by the Fund, exercise, or use its reasonable endeavours to cause the exercise of, the voting rights (whether on a show of hands, a poll or otherwise) attaching to the Relevant Shares (and any Shares issued pursuant to clause 5.2) in favour of any resolution or resolutions as may be required and proposed by the Company to approve and implement the matters and transactions as described in the Subscription Agreement; and

         (B) prior to the Completion, it shall not, without the consent of China Netcom, requisition or join in requisitioning any general or class meeting of the Company.

6.2 Without prejudice to clause 6.1 above, the Shareholder hereby undertakes that from the time of this undertaking to the Completion, it will not exercise, or direct the exercise of, any rights attaching to the Relevant Shares and any Shares issued pursuant to clause 5.2 (including, without limitation, any voting rights) in a manner which is or may be inconsistent with the terms of this Agreement and/or the completion of the transactions contemplated by the Subscription Agreement.

6.3 The Shareholder hereby irrevocably undertakes, represents and warrants to China Netcom that, subject to Completion, it will exercise such rights and powers as it may have and give all such instructions, where the recipient is required to comply with the same (including as a shareholder of the Company, where relevant) to procure, so far as it is able to do so, that the Company's obligations under clauses 4.1(B) (Board and Committee Nominations) and 8.6 (Replacement of Directors) of the Subscription Agreement are complied with from time to time for so long as China Netcom is entitled to exercise the rights under such clauses in accordance with the Subscription Agreement.

7.       No "acting in concert"

         (A) Nothing in this Agreement nor any action taken or proposed to be taken by China Netcom and/or the Shareholder under or in connection with this Agreement is intended to result in the Shareholder "acting in concert" (as defined in the Takeovers
                  Code) with China Netcom (or vice versa).

         (B) The Shareholder and China Netcom each agree that if at any time any of the Shareholder, the Other Substantial Shareholders, the Subscriber or China Netcom (collectively, "Relevant Shareholders") considers that anything in or in connection with this Agreement, or any of the actions or proposed actions of any of the Relevant Shareholders, mean that the Subscriber and/or China Netcom are or will be "acting in concert" (as defined in the Takeovers Code) with the Shareholder and/or the Other Substantial Shareholders (or vice versa) ("Concert Party Issue"), it will notify the other Relevant Shareholders of the Concert Party Issue (including reasonable details of the issue and reasons for its concern), and each of the Shareholder and China Netcom agree that:

                  (1) it will consult with each other on a timely basis and in good faith to discuss whether the proposed action or actions can be undertaken in a manner or to an extent that will not have such a result; and

                  (2) no action will be taken directly or indirectly by it until the Concert Party Issue, together with the proposed action(s) (if any), have been resolved to the satisfaction of each of the Relevant Shareholders Provided That if the SFC confirms that any of China Netcom or any of the Shareholder or the Other Substantial Shareholders shall not itself or themselves be under an obligation to make a mandatory general offer for the shares in the Company not held by them (or parties acting in concert with them) (regardless of whether any of the Other Relevant Shareholders may be under such an obligation), then the relevant Concert Party Issue shall be deemed for the purposes of this provision to have been resolved to the satisfaction of that or those Relevant Shareholders.

8.       Confidentiality

8.1      Confidentiality

         Subject to clauses 8.2 and 8.3 each Party:-

         (A) shall treat as strictly confidential the provisions of this Agreement and the process of their negotiation and all information about the other Parties obtained or received by it as a result of entering into or performing its obligations under this Agreement ("Confidential Information"); and

         (B) shall not, except with the prior written consent of the other Party make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information.

8.2      Permitted disclosure or use

         Clause 8.1 shall not apply if and to the extent that the Party using or disclosing Confidential Information can demonstrate that:

         (A) such disclosure is required by law or by any supervisory, regulatory or governmental body having jurisdiction over it (including the Stock Exchange, the SFC, the regulatory authorities in the People's Republic of China and Singapore Exchange Securities Trading Limited) and whether or not the requirement has the force of law; or

         (B) such disclosure is to its professional advisers in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same; or

         (C) in the case of disclosure or use, the Confidential Information concerned was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in clause 8.1(A); or

         (D) in the case of disclosure or use, the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed in accordance with clause 8.1(B).

         Any information to be disclosed pursuant to sub-clause (A) above shall be disclosed only after prior consultation to the extent reasonably practicable with the other Party.

8.3 The Shareholder hereby consents to references to it and to this undertaking being incorporated by China Netcom and/or the Company and their respective advisers in any press announcements to be made in connection with the transactions contemplated by the Subscription Agreement (such references to be consistent with the terms of this Agreement) and the Shareholder further agrees to the disclosure and/or publication of this undertaking in or in connection with any circular or other document to be published by the Company in relation to the transactions contemplated by the Subscription Agreement.

8.4 The Shareholder undertakes to provide China Netcom and the Company with all such further information in relation to its holding of Relevant Shares and the interests of any person acting in concert with it as China Netcom and/or the Company may reasonably require in order to comply with the requirements of the Takeovers Code, the Listing Rules and any other legal or regulatory requirements for inclusion in any circular or other document referred to in clause 8.3 above.

8.5      Continuance of restrictions

         The restrictions contained in this clause 8 (except for clause 8.4) shall continue without limit of time.

9.       Termination

         Without prejudice to any accrued rights and liabilities of the Parties, the obligations of the Shareholder pursuant to this Agreement will terminate upon the Subscription Agreement being terminated.

10.      Notices

10.1 Any notice (which term shall in this clause include any other communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

10.2 Any such notice shall be addressed as provided in sub-clause 10.3 and may be:

         (A) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

         (B) if within Hong Kong, sent by pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

         (C) if from or to any place outside Hong Kong, sent by pre-paid airmail, in which case it shall be deemed to have been given seven Business Days after the date of posting; or

         (D) sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by facsimile after 5:00 p.m. on any day shall be deemed to have been received at 9:00 a.m. on the next Business Day.

10.3     The addresses and other details of the Parties referred to in clause
         10.2 are, subject to 10.4:

         If to China Netcom, to:

                  China Network Communications Group Corporation
                  (graphic omitted)

                  Address:          59/F, Bank of China Tower, 1 Garden Road,
                                    Hong Kong

                  Facsimile:        +852 3108 3823

                  Attention:        Head of Business Development

         If to the Shareholder, to:

                  Pacific Century Diversified Limited

                  Address: c/o 38th Floor, Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong

                  Facsimile:       +852 2514 2902

                  Attention:       Company Secretary

10.4 Any Party may notify the other Parties of any change to the address or any of the other details specified in clause 10.2, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

11.      Law and Arbitration

11.1     Law

         This Agreement shall be governed by and construed in accordance with the laws of England for the time being in force.

11.2     Arbitration

         (A) Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The arbitration commission shall be the LCIA.

         (B)      The number of arbitrators shall be three.

         (C)      The seat of the arbitration shall be London.

         (D) The language to be used in the arbitral proceedings shall be English.

         (E) By agreeing to arbitration pursuant to this clause, the Parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may validly be made. In particular, no Party may apply to the court to determine any question of law arising in the course of the arbitration pursuant to section 45 of the Arbitration Act 1996 or otherwise, and no Party may appeal to the court on a question of law arising out of an award made in the arbitration pursuant to section 69 of the Arbitration Act 1996 or otherwise.

         (F) The Parties shall have the right to seek interim injunctive relief from a court of competent jurisdiction, both before and after the arbitrators have been appointed, at any time up until the arbitrators have made the final award.

12.      Contracts (Rights of Third Parties) Act 1999

         No person who is not for the time being a Party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

13.      Provisions Relating to this Agreement

13.1     Counterparts

         This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Either Party may enter into this Agreement by signing any such counterpart.

13.2     Whole agreement

         (A) This Agreement, together with any documents referred to in it, constitutes the whole agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter, except to the extent that the same are repeated in this Agreement.

         (B) Each of the Parties acknowledges that it has not been induced to enter into this Agreement by any representation, warranty, promise or assurance by any of the others or any other person save for those contained in this Agreement.

13.3     Variations

         No variation of this Agreement shall be effective unless made in writing and signed by each of the Parties.

13.4     Costs

         Each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

13.5     Time Of The Essence

         Any time, date or period mentioned in this Agreement may be extended by written agreement between the Parties but otherwise and except as expressly provided, as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

13.6     Agreement Binding and Assignment

         This Agreement shall be binding on and enure for the benefit of each Party's respective successors and permitted assigns. Neither Party shall assign any of its rights under this Agreement (all of which shall be incapable of assignment) or purport to do so without the prior written consent of the other Party.

13.7     Waiver

         No failure or delay by either Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by either Party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

13.8     Invalidity and Severance

         If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

AS WITNESS the hands of the duly authorised representatives of the Parties on the day and year first before written.

SIGNED by LI TZAR KAI, RICHARD     )        /s/ Li Tzar Kai, Richard
for and on behalf of               )
PACIFIC CENTURY DIVERSIFIED        )
LIMITED                            )
in the presence of:                )






SIGNED by ZHANG CHUNJIANG          )        /s/ Zhang Chunjiang
for and on behalf of               )
CHINA NETWORK COMMUNICATIONS       )
GROUP CORPORATION                  )
in the presence of:                )